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                                                                    EXHIBIT 16.2





















                       LETTER OF SMITH & GESTELAND, LLP.,
                           AS TO CHANGE IN ACCOUNTANTS


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                      [SMITH & GESTELAND, LLP. LETTERHEAD]









May 19, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:   Harp & Eagle, Ltd.
      Current Report on Form 8-K for May 15, 2003
      File No. 0-33353


Gentlemen:

As of May 15, 2003, we were engaged by Harp & Eagle, Ltd. and its subsidiaries (collectively, the "Company") to audit the consolidated financial statements of the Company as of December 31, 2003, and for the year then ending. We replaced Cherry, Bekaert & Holland, L.L.P. as the Company's principal independent accountants and auditors upon the termination of that firm's engagement.

We confirm that we have reviewed the disclosure appearing in the Company's above-referenced current report on Form 8-K ("Form 8-K") in response to Item 304 of Regulation S-B, and we agree with the statements made therein insofar as they pertain to our firm.

We further confirm that we did not, at any time prior to our engagement, discuss or consult with the Company with respect to any matter contemplated by Item 304(a)(2) of Regulation S-B.

We consent to the filing of this letter as Exhibit 16.2 to the Form 8-K.

Very truly yours,


/s/ SMITH & GESTELAND, LLP.

SMITH & GESTELAND, LLP.